Exhibit 99.1

NEWS RELEASE

CONTACT: Phil Franklin,

Executive Vice President and CFO (773) 628-0810

LITTELFUSE REPORTS FIRST QUARTER RESULTS

CHICAGO, April 29, 2015 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the first quarter ended March 28, 2015.

First Quarter Highlights

●

Sales for the first quarter of 2015 were $210.3 million, a 2% increase (6% excluding currency effects) compared to the prior-year quarter due primarily to solid growth in both the automotive and electronics businesses.

●

On a GAAP basis, first quarter 2015 earnings were $0.88 per diluted share. This included $6.1 million of special items comprised primarily of restructuring charges, non-operating foreign exchange losses and charges related to the wind-up of the U.S. pension plan (see Supplemental Financial Information on page 8). Excluding these special items, earnings for the first quarter of 2015 were $1.08 per diluted share.

●	Sales trends by business unit for the first quarter were as follows:
o	Electronics sales increased 4% year over year (7% excluding currency effects) reflecting strong constant-currency growth in North America and Europe.
o	Automotive sales increased 2% year over year (9% excluding currency effects) due primarily to strong growth in North America with Europe also contributing on a constant-currency basis.
o	Electrical sales declined 6% year over year (3% excluding currency effects) as higher custom sales were more than offset by weaker fuse and relay sales.
●	The electronics book-to-bill ratio for the first quarter of 2015 was 1.06.
●

Cash provided by operating activities was $23.2 million for the first quarter of 2015 compared to $11.5 million for the first quarter of 2014. Capital expenditures for the first quarter of 2015 increased to $12.3 million compared to $6.4 million for the first quarter of 2014 primarily related to the manufacturing transfer to the Philippines.

-more-

●

On April 16, 2015 the company announced that it had acquired the assets of JRS Mfg. Ltd., a Winnipeg-based manufacturer of portable “e-houses” which distribute and control power in mining and other industrial applications. The terms of the transaction were not disclosed. JRS is not expected to have a material impact on sales or earnings for 2015.

“While there was a lot of ‘noise’ in the first quarter related to currency fluctuations and restructuring projects, the fundamental business trends and operational performance were mostly solid,” said Gordon Hunter, chief executive officer. “Our electronics business continues to perform well on all fronts, and automotive sales are still growing despite slower market growth in China and significant euro headwinds. However the electrical business was challenged in the first quarter by ongoing mining weakness and a slow start to the year for the industrial market in part due to weather.”

Outlook

●

Sales for the second quarter of 2015 are expected to be in the range of $221 to $231 million assuming a euro-dollar rate of 1.09. This represents 2% revenue growth at the midpoint compared to the prior year or approximately 7% growth excluding currency effects.

●

Similar to the prior year, stock compensation expense for the second quarter is expected to be approximately $2 million higher than for the other quarters of the year due to accelerated expensing of options in the quarter granted for all those of retirement age (62 or over).

●

The full year effective tax rate is expected to be approximately 23%, although this assumes that Congress approves the R&D tax credit and the “look-through” provision for 2015 as it did in 2014. Until such time, the rate is expected to be 50 to 100 basis points higher.

●

Earnings (excluding special items) for the second quarter of 2015 are expected to be in the range of $1.20 to $1.34 per diluted share. This includes negative currency effects of approximately $0.13 compared to the prior year.

“Three months ago, when the euro-dollar rate was 1.13, we stated that we believed we could achieve earnings of $5.00 per share or more in 2015,” said Phil Franklin, chief financial officer. “Our business fundamentals have not changed since then, and so far execution has been good; however, currencies (particularly the euro) have moved further against us. Our current view is that at a euro-dollar rate of 1.13, $5.00 per share or more would still be achievable, but each 1% move in the euro has a full-year earnings impact of approximately $.024 per share.

-more-

Dividend

The company will pay a cash dividend of $0.25 per common share on June 4, 2015 to shareholders of record at the close of business on May 21, 2015.

Conference Call and Webcast Information

Littelfuse will host a conference call today, Wednesday, April 29, 2015, at 10:00 a.m. Central / 11:00 a.m. Eastern time to discuss the first quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2015 on the company’s website.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 8,000 employees in more than 35 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 27, 2014. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 27, 2014.

#      #      #

LITTELFUSE, INC.
Net Sales and Operating Income by Business Unit
(In thousands of USD, unaudited)

	First Quarter
	2015	2014	% Change

Net Sales
Electronics	$99,380	$95,722	4%
Automotive	84,071	82,419	2%
Electrical	26,862	28,718	(6%)

Total net sales	$210,313	$206,859	2%

	First Quarter
	2015		2014	% Change

Operating Income/(Expense)
Electronics	$18,665		$19,068	(2%)
Automotive	11,171		11,899	(6%)
Electrical	2,730		4,032	(32%)
Other (1)	(3,018	)(2)	(1,409)	114%

Total operating income	$29,548		$33,590	(12%)

Interest expense	1,151		1,216
Foreign exchange loss (gain)	3,117		(252)
Other (income) expense, net	(1,126)		(1,186)

Income before taxes	$26,406		$33,812	(22%)

(1) "Other" typically includes special items such as acquisition-related costs, restructuring costs, asset impairments, and gains and losses on asset sales.

(2) Primarily consists of tax consulting and legal expenses to effect changes in the company's internal legal structure ($1.2M), costs associated with the transfer of the reed switch production from the U.S. to The Philippines ($1.0M), acquisition-related expenses ($0.2M) and U.S. Pension termination costs ($0.7M).

-more-

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, except share amounts)

	March 28, 2015	December 27, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$293,631	$297,571
Short-term investments	3,869	4,302
Accounts receivable, less allowances	136,133	135,356
Inventories	96,159	97,391
Deferred income taxes	17,606	17,481
Prepaid expenses and other current assets	13,964	13,904
Assets held for sale	5,500	5,500
Total current assets	566,862	571,505
Property, plant and equipment:
Land	5,595	5,697
Buildings	63,380	64,609
Equipment	379,109	370,179
	448,084	440,485
Accumulated depreciation	(287,212)	(281,845)
Net property, plant and equipment	160,872	158,640
Intangible assets, net of amortization:
Patents, licenses and software	22,009	23,640
Distribution network	18,439	19,428
Customer lists, trademarks and tradenames	58,933	60,605
Goodwill	190,804	196,256
	290,185	299,929
Investments	12,862	12,056
Deferred income taxes	5,249	5,393
Other assets	22,985	23,303
Total assets	$1,059,015	$1,070,826

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$47,385	$50,793
Accrued payroll	20,744	30,511
Accrued expenses	12,122	13,059
Accrued severance	1,160	790
Accrued income taxes	9,893	9,045
Current portion of accrued post-retirement benefits	11,768	11,768
Current portion of long-term debt	87,000	88,500
Total current liabilities	190,072	204,466
Long-term debt, less current portion	102,969	106,658
Deferred income taxes	10,200	11,076
Accrued post-retirement benefits	5,073	5,147
Other long-term liabilities	15,440	15,814
Total equity	735,261	727,665
Total liabilities and equity	$1,059,015	$1,070,826

Common shares issued and outstanding of 22,627,762 and 22,585,529 at March 28, 2015 and December 27, 2014, respectively.

-more-

LITTELFUSE, INC.
Consolidated Statements of Comprehensive Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	March 28, 2015	March 29, 2014

Net sales	$210,313	$206,859

Cost of sales	133,983	128,365

Gross profit	76,330	78,494

Selling, general and administrative	36,345	34,171
Research and development expenses	7,384	7,574
Amortization of intangibles	3,053	3,159
	46,782	44,904

Operating income	29,548	33,590

Interest expense	1,151	1,216
Foreign exchange loss (gain)	3,117	(252)
Other (income) expense, net	(1,126)	(1,186)

Income before income taxes	26,406	33,812
Income taxes	6,411	8,423

Net income	$19,995	$25,389

Net income per share:
Basic	$0.88	$1.13
Diluted	$0.88	$1.12

Weighted average shares and equivalent shares outstanding:
Basic	22,600	22,492
Diluted	22,781	22,717

Comprehensive income	$9,037	$19,492

-more-

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Three Months Ended
	March 28, 2015	March 27, 2014

OPERATING ACTIVITIES:
Net income	$19,995	$25,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,365	7,007
Amortization of intangibles	3,053	3,159
Non-cash inventory charge (1)	-	1,409
Stock-based compensation	1,802	1,465
Excess tax benefit on stock-based compensation	(672)	(1,057)
Loss on sale of assets	105	69
Changes in operating assets and liabilities:
Accounts receivable	(3,910)	(6,503)
Inventories	149	(774)
Accounts payable	(2,963)	3,056
Accrued expenses (including post retirement)	2,689	(6,455)
Accrued payroll and severance	(8,894)	(12,762)
Accrued taxes	932	1,153
Prepaid expenses and other	3,579	(3,647)
Net cash provided by operating activities	23,230	11,509

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(12,279)	(6,423)
Acquisition of business, net of cash acquired	-	(52,000)
Proceeds from sale of assets	6	15
Net cash used in investing activities	(12,273)	(58,408)

FINANCING ACTIVITIES:
Proceeds of revolving credit facility	7,000	75,000
Payments of term loan	(1,250)	(1,250)
Payments of revolving credit facility	(11,000)	(8,000)
Debt issuance costs paid	-	(108)
Cash dividends paid	(5,635)	(4,944)
Proceeds from exercise of stock options	1,768	3,676
Excess tax benefit on stock-based compensation	672	1,057
Net cash (used in) provided by financing activities	(8,445)	65,431

Effect of exchange rate changes on cash and cash equivalents	(6,452)	(3,918)

(Decrease) increase in cash and cash equivalents	(3,940)	14,614
Cash and cash equivalents at beginning of period	297,571	305,192
Cash and cash equivalents at end of period	$293,631	$319,806

(1) Purchase accounting adjustment related to acquisitions.

-more-

LITTELFUSE, INC.
Supplemental Financial Information
(in millions of USD except share amounts)

GAAP EPS Reconciliation
	Q1-15	Q1-14
GAAP diluted EPS	$0.88	$1.12
EPS impact of special items (below)	0.20	0.04
Adjusted diluted EPS	$1.08	$1.16
Year-over-year adjusted EPS growth	-7%

Special Items (income)/expense

Reed switch manufacturing transfer costs	$1.0	$-
Restructuring	1.2	-
Acquisition expenses	0.2	-
Pension wind-up	0.7	-
Purchase accounting adjustment	-	1.4
Adjustment to Operating income	3.0	1.4
Foreign exchange loss/(gain)	3.1	(0.3)
Adjustment to pre-tax income	$6.1	$1.2

Total EPS impact	$0.20	$0.04

Operating margin / EBITDA reconciliation
	Q1-15	Q1-14

Net sales	$210.3	$206.9

GAAP operating income	$29.5	$33.6
Add back special operating items	3.0	1.4
Adjusted operating income	$32.5	$35.0
Adjusted operating margin	15.5%	16.9%

Add back amortization	3.1	3.2
Add back depreciation	7.4	7.0
Adjusted EBITDA	$43.0	$45.2
Adjusted EBITDA margin	20.4%	21.8%
Year-over-year adjusted EBITDA growth	-5%

Note: Totals will not always foot due to rounding

#      #      #